November 6, 2003



Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 29, 2003, to be filed by our former client, WNC Housing Tax Credit Fund VI, L.P., Series 9. We agree with the statements contained in Item 4 made in response to that Item insofar as they relate to our firm.



Very truly yours,





BDO Seidman, LLP